UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

Filed by the Registrant	Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material under §240.14a-12

CARDINAL HEALTH, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Cardinal Health, Inc.

7000 Cardinal Place

Dublin, OH 43017

SUPPLEMENT TO PROXY STATEMENT

FOR THE 2023 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 15, 2023

On September 27, 2023, Cardinal Health, Inc. (the “Company”) filed its definitive proxy statement (the “Proxy Statement”) for the 2023 Annual Meeting of Shareholders, which will be held virtually at 8:00 a.m., Eastern Time, on Wednesday, November 15, 2023. The Company is filing this supplement to the Proxy Statement (this “Supplement”) to correct an inadvertent printer error in the “Cost Savings” row of the “Fiscal 2023-2025 Performance Share Unit Grants” graphic on page 50 of the Proxy Statement. The full “Fiscal 2023-2025 Performance Share Unit Grants” graphic, as corrected, is included below.

This Supplement should be read in conjunction with the Proxy Statement. Except as specifically supplemented by the information contained herein, this Supplement does not modify any other information set forth in the Proxy Statement. Information on how to vote your shares, or change or revoke your prior vote or voting instruction, is available in the Proxy Statement.

Fiscal 2023-2025 Performance Share Unit Grants

When granting the PSUs for the fiscal 2023 through fiscal 2025 performance cycle (the “Fiscal 23-25 PSUs”), the Compensation Committee returned to setting a three-year EPS goal and, consistent with prior grants, also included strategic measures for cost savings and Our Path Forward goals.

(dollars in millions)	Weighting	Threshold	Target	Maximum
Adjusted non-GAAP EPS CAGR and average annual dividend yield(1)
Cost savings(1)
Our Path Forward(2)		Achieved based on progress against long-term aspirational diverse management representation goals
Relative TSR modifier(3)

(1)	A payout level between 50% and 200% is earned for achieving the adjusted non-GAAP EPS and cost savings goals.
(2)	A payout level between 50% and 150% is earned for achieving the Our Path Forward goal.
(3)	The relative TSR modifier decreases the payout by 20% if relative TSR is below the 20th percentile of the S&P 500 Health Care Index and increases it by 20% if relative TSR is above the 80th percentile of the index (unless absolute TSR is negative).